STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is entered into as of March 13, 1997, by and between Mity-Lite, Inc., a Utah corporation, (the "Purchaser") and Cardinal Development Capital Fund I, an Ohio corporation (the "Seller"). The Purchaser and the Seller are referred to hereinafter collectively as the "Parties." The Seller owns 83.33 shares (the "Shares") of common stock (the "Common Stock") of DO Group, Inc., a Delaware corporation (the "Company"). This Agreement contemplates transactions in which the Purchaser will purchase from the Seller, and the Seller will sell to the Purchaser, all of the Shares for cash.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, the Parties agree as follows:

         1. PURCHASE AND SALE OF THE SHARES.

         1.1 Basic Transactions. On and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, all of the Shares for $49,600 (the "Purchase Price") in cash payable by wire transfer or delivery of other immediately available funds at the Closing.

         1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P. in Salt Lake City, Utah, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Purchaser and the Seller may mutually determine (the "Closing Date").

         1.3 Deliveries at the Closing. At the Closing, (a) the Seller will deliver to the Purchaser the certificate referred to in Section 5.1.1 below and the stock certificate(s) representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents, and (b) the Purchaser will deliver the Purchase Price to the Seller.

         2. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Purchaser that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 2 ).

         2.1 Organization of Seller. The Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization.

         2.2 Authorization of Transactions. The Seller has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action by the Seller, and, if applicable, its directors, members, partners and shareholders. This Agreement has been duly executed and delivered by the Seller, and this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable in accordance with its terms. The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party or governmental agency in order to consummate the transactions contemplated by this Agreement.

         2.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate or conflict with any law, judgment, order, or other restriction of any government or court to which the Seller is subject or, if the Seller is a corporation, any provision of its charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, or result in the creation of, any lien, encumbrance, or claim on any of the assets or properties of the Seller under any agreement, permit, or other arrangement by which the Seller is bound or to which any of its assets is subject or affected, other than the Second Amended and Restated Stockholders Agreement dated April 2, 1993 (the "Stockholders Agreement"), the provisions of which have been waived.

         2.4 Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

         2.5 Company Shares. The Seller holds of record and owns beneficially the number of shares of Common Stock set forth above, free and clear of any restrictions on transfer (other than any restrictions under the federal and state securities laws), taxes, mortgages, pledges, encumbrances, claims, options, warrants, purchase rights, contracts, commitments, puts, calls and demands. The Seller is not a party to any option, warrant, purchase right, call, put or other contract or commitment that could require the Seller to sell, buy, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement and the Stockholders Agreement).

         3. FURTHER ASSURANCES. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request.

         4. CONFIDENTIALITY. The Seller will not disclose except to the Purchaser any confidential information of the Company and its Subsidiary, including any trade secrets, research and development, manufacturing and production processes, technical data, customer and supplier lists and information, pricing and cost information, and financial business and marketing data plans and shall deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of such confidential information which are in its possession.

         5. CONDITIONS TO OBLIGATION TO CLOSE.

         5.1 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions, any of which may be waived by the Purchaser; provided, however, the Purchaser's election to proceed with the Closing of the transactions contemplated herein shall not be deemed a waiver of any breach of any representation, warranty or covenant herein, whether or not known to the Purchaser or existing on the Closing Date;

         5.1.1 the representations and warranties of the Seller contained in this Agreement shall have been true and correct as of the date as of which they were deemed to have been made and shall be true and correct in all material respects at and as of the Closing Date and the Seller shall have delivered to the Purchaser a certificate to that effect;

         5.1.2 simultaneous with the Closing, the Purchaser shall have consummated the transactions contemplated by the Contribution Agreement among the Company, certain shareholders of the Company, and the Purchaser providing for the funding of a newly formed holding company for the Company on terms satisfactory to the Purchaser;

         5.1.3 the Purchaser shall have had a full opportunity to complete its due diligence review of the Company and its Subsidiary and the results of such review shall have been satisfactory to the Purchaser in its sole discretion; and

         5.1.4 the Seller shall have delivered to the Purchaser certificate(s) for all of the Shares, free and clear of any mortgage, pledge, lien, encumbrance, claim, or other security interest or restrictions other than restrictions under state and federal securities laws, endorsed in blank or accompanied by duly executed assignment documents.

         5.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject only to the Seller having received the Purchase Price.

         6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Seller shall survive the Closing hereunder. From and after the Closing Date, the Seller, on behalf of its directors, officers, employees, agents and affiliates, hereby waives any and all claims and causes of action against the Company and its Subsidiary in any way related to facts arising before the Closing Date.

         7. TERMINATION. The Purchaser may terminate this Agreement by giving written notice to the Seller (a) on or before thirty (30) days following the date of this Agreement if the Purchaser is not satisfied with the results of its due diligence regarding the Company and its Subsidiary, (b) in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect or (c) if the Closing shall not have occurred on or before April 1, 1997. The Seller may terminate this Agreement by giving written notice to the Purchaser if the Closing shall not have occurred on or before April 1, 1997.

         8. MISCELLANEOUS.

         8.1 Press Releases and Public Announcements. The Seller shall not issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Purchaser.

         8.2 Entire Agreement; Counterparts. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         8.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

         8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

         8.5 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Seller. No waiver by any Party of any default or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default or breach of warranty.

         8.6 Expenses. The Seller agrees that neither the Company nor its Subsidiary has borne or will bear any of the Seller's costs and expenses (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         8.7 Construction; Severability. No presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word "including" shall mean including without limitation. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         8.8 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

         8.9 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Salt Lake City, Utah, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address set forth above.

         8.10 Attorneys' Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement the prevailing party shall be entitled to recover its costs and expenses including, without limitation, reasonable attorneys' fees incurred in connection with such action, including any appeal of such action.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                                MITY-LITE, INC.

                                                By: /s/ Gregory L. Wilson
                                                Title: President


                                                CARDINAL DEVELOPMENT
                                                CAPITAL FUND, I

                                                By: /s/ Daniel A. Fronk
                                                Title: President